EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
between
SKYGUARD, LLC
and
BELL INDUSTRIES, INC.
Dated as of February 14, 2008

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(continued)

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(continued)

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(continued)

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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of February 14, 2008, is between SKYGUARD, LLC, a Delaware limited liability company (“Purchaser”), and BELL INDUSTRIES, INC., a California corporation (“Seller”).
W I T N E S S E T H:
     WHEREAS, Seller presently conducts the AVL Business (as hereinafter defined);
     WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire substantially all of Seller’s assets, properties, rights, and interests used in or relating to the AVL Business for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of certain specified liabilities relating to the AVL Business, all as more specifically provided herein; and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “AVL Business” means the business of Seller consisting of the production, sale, and operation of the wireless automatic vehicle location devices and services provided by Seller, other than those utilized in the SkyTel Business (excluding the Software, for which Purchaser will receive a non-exclusive license), and that, among other things, are currently marketed by Seller under the brands of “SkyGuard” and “FleetHawk”. For purposes of this Agreement, the portion of the AVL Business marketed under the brand of “SkyGuard” shall be known as the “SkyGuard Business,” and the portion of the AVL

Business marketed under the brand of “FleetHawk” shall be known as the “FleetHawk Business”.
     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, or other arrangement, including but not limited to distribution and sales representative agreements, and other agreements (including any amendments and other modifications thereto) relating solely to the AVL Business, unless otherwise specified herein (including the schedules hereto), to which Seller is a party or by which the Purchased Assets are bound.
     “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the AVL Business and the Purchased Assets in each case whether or not in electronic form; provided that “Documents” shall not include duplicate copies of such Documents retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.
     “Employee” means, as of any applicable date, all individuals who are employed by Seller as common law employees in connection with the AVL Business, including all active full-time and part-time employees, employees on vacation or approved personal leave, workers’ compensation, military leave with reemployment rights under federal Law, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, long-term disability, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.
     “Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) or any other material stock award, stock option, stock purchase, bonus or other incentive compensation, vacation, change of control, educational assistance, deferred compensation, salary continuation, disability, retirement, welfare benefit, severance, or life insurance plan or agreement in which current or former Employees participate.
     “Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et

seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any Person, all other Persons that are treated as a single employer with that Person pursuant to sections 414(b), 414(c), 414(m), and/or 414(o) of the Code.
     “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Intellectual Property” means, whether licensed or unlicensed, statutory or non-statutory, (a) inventions, improvements thereto and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) trade secrets, know-how, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) computer programs and related software, (f) other proprietary rights including without limitation, proprietary business information and software and (g) copies and tangible embodiments thereof.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
     “Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1(b) and all knowledge which was or should have been obtained upon inquiry by such Persons.
     “Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

     “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
     “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
     “Material Adverse Effect” means, except to the extent provided on Schedule 1.1(c) hereto, an effect, event, development, change, occurrence or state of facts after January 30, 2007 as to the FleetHawk Business or after November 30, 2007 as to the SkyGuard Business which is materially adverse to the AVL Business, Purchased Assets, properties, financial condition, or results of operations of Seller (as they specifically pertain to the AVL Business), in each case, other than any effect, event, development, change, occurrence or state of facts arising out of or resulting from (A) general changes or conditions in the U.S. economy or securities or financial markets, (B) changes or conditions affecting the industries in which Seller operates (but only to the extent that the impact of such changes or conditions on Seller is not materially disproportionate to the impact on other Persons conducting business in such industries), (C) changes in Law or GAAP (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (D) the occurrence of any war, sabotage, armed hostilities or acts of terrorism or any escalation or material worsening of any such war, sabotage, armed hostilities or acts of terrorism existing or underway as of the date hereof (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (E) any action taken by Purchaser or any of its Affiliates in bad faith or in contravention of the terms of this Agreement, or (F) the announcement of this Agreement, compliance with the terms of this Agreement, or the consummation of the transactions contemplated by this Agreement (except with respect to the loss of employees or customers arising therefrom).
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the AVL Business, as conducted by Seller.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
     “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; and (iii) valid and enforceable title of a lessor under a capital or operating lease.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Products” means any and all products developed, or being developed manufactured, or being manufactured, marketed or sold by, for the AVL Business.
     “Purchased Contracts” means Contracts of Seller related to the AVL Business, including all purchase orders and inventory purchase commitments relating to the SkyGuard and FleetHawk products, which Contracts are set forth on Schedule 2.1(b) hereto.
     “Qualified Plan” means any Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code.
     “SkyTel Business” means the business of Seller consisting of the production, sale, and operation of the wireless devices and services provided by Seller, including, but not limited to, one-way and two-way paging services, air-to-ground wireless services, cellular wireless services and wireless telemetry services (other than such wireless telemetry services sold under the FleetHawk and SkyGuard tradenames).
     “Sublease” the sublease in the form attached hereto as Exhibit C between Seller and Purchaser.
     “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller.
     “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
     “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
     “Transfer Documents” means the Bill of Sale and the Assignment and Assumption Agreement.
     “Transition Services Agreement” means the transition services agreement in the form attached hereto as Exhibit D between Seller and Purchaser.
     “Wholesale Agreement” means the wholesale agreement in the form attached hereto as Exhibit E between Seller and Purchaser.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounts Receivable	2.1(d)
Agreement	Preamble
Assumed Liabilities	2.3
Assignment and Assumption Agreement	9.1(f)
AVL Intellectual Property	2.1(e)
Basket	10.5(a)
Bill of Sale	9.1(e)
Closing	4.1
Closing Date	4.1
Confidentiality Agreement	7.5(a)
Customers	5.13(a)
Dispute	11.2(a)
Dispute Notice	11.2(a)
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4
Indemnification Claim	10.4(b)
Licensed Intellectual Property	5.8(a)
Losses	10.2(a)
Nonassignable Assets	2.5(b)
Pre-Closing Covenants	10.1(b)
Post-Closing Covenants	10.1(b)
PP&E	2.1(g)
Prepaids	2.1(f)
Price Allocation	2.7(a)
Property Taxes	2.8(a)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Preamble
Purchaser Documents	6.2

Term	Section
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.2(b)
Purchaser Savings Plan	8.2(d)
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Solicit	7.8(b)
Standard Procedure	8.1(c)
Subject Marks	7.9(a)
Suppliers	5.13(b)
Survival Period	10.1(b)
Transferred Employees	8.1(a)
Transfer Taxes	7.10
     1.3 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of the “Purchased Assets,” consisting of all of the assets, properties, rights, and interests wherever situated and of any kind or nature whatsoever owned by Seller as of the Closing Date and used directly or indirectly in the operation of the AVL Business other than the Excluded Assets. The Purchased Assets shall be transferred to Purchaser by Seller free and clear of all Liens other than Permitted Exceptions. The “Purchased Assets” include, but are not limited to, each of the following assets:
          (a) All property, rights, interests and assets of and relating to the AVL Business as set forth or reflected on the Schedule of Assets and Liabilities attached hereto as Schedule 2.1(a) or otherwise scheduled in this Agreement.
          (b) Contracts. All rights of Seller under the Purchased Contracts set forth on Schedule 2.1(b) hereto including all claims or causes of action with respect to the Purchased Contracts;

          (c) Inventory. All inventory used or intended to be used primarily in connection with the AVL Business, including but not limited to all new materials, work in process and finished goods and set forth on Schedule 2.1(c) hereto that is not also utilized in the Seller’s SkyTel Business;
          (d) Accounts Receivable. All accounts receivable and any evidence thereof relating to or arising out of the AVL Business and operation thereof and set forth on Schedule 2.1(d) hereto, and any payments received with respect thereto after the Closing Date (including cash or check payments in transit on the Closing Date) (collectively, “Accounts Receivable”); Schedule 2.1(d) sets forth an itemized list of the Accounts Receivable as of the day immediately preceding the date hereof, identifying such Accounts Receivable by obligor’s name, aging and amount; Seller covenants and agrees to promptly remit to Purchaser collections of any Accounts Receivable by Seller on or after the Closing Date;
          (e) Intellectual Property. The Intellectual Property set forth on Schedule 2.1(e) hereto (the “AVL Intellectual Property”);
          (f) Prepaid Expenses and Deposits. All deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller related to any Purchased Assets set forth on Schedule 2.1(f) hereto (“Prepaids”);
          (g) Property, Plant, and Equipment. All computer equipment, office equipment, supplies, and other tangible personal property located at the Seller’s office facility in Clinton, MS and utilized in the AVL Business and set forth on Schedule 2.1(g) hereto (collectively, “PP&E”), other than such PP&E which is an Excluded Asset;
          (h) Business Records. All Documents used in the AVL Business, including Documents in Seller’s possession relating to Products, services, marketing, advertising, promotional materials, Intellectual Property, and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence but excluding such files as may be required under applicable Law regarding privacy.
          (i) Goodwill. All goodwill and other intangible assets associated with the AVL Business.
          (j) Permits. All Permits used by Seller in the AVL Business to the extent transferable to Purchaser, as listed on Schedule 2.1(j) attached hereto;
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
          (a) Excluded Contracts. All rights of Seller under all Contracts other than the Purchased Contracts (the “Excluded Contracts”);

          (b) Cash and Cash Equivalents. All cash, cash equivalents, bank deposits or similar cash items of Seller;
          (c) Stock Certificates; Subsidiaries. All shares of capital stock of, or other ownership interests in the Subsidiaries, and all assets owned, leased or held by the Subsidiaries, whether or not used or useful in the AVL Business;
          (d) Real Property. All Owned Real Property and Leased Real Property of Seller;
          (e) Corporate Books. All minute books, organizational documents, stock registers and such other books and records of Seller or any Subsidiary as pertain to ownership, organization or existence of Seller and each Subsidiary and duplicate copies of such records as are necessary to enable Seller and the Subsidiaries to file Tax returns and reports;
          (f) Intellectual Property. All Intellectual Property owned or used by Seller other than the AVL Intellectual Property, including, but not limited to, all Intellectual Property related to Seller’s SkyTel Business;
          (g) Additional Books and Records. Any (i) other books and records that Seller and the Subsidiaries are required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the AVL Business or any of the Purchased Assets; and (ii) documents relating to proposals to acquire the AVL Business by Persons other than Purchaser;
          (h) Tax Refunds. Seller hereby represents and warrants there are no Tax refunds relating to the operation of the AVL Business, the Purchased Assets or the Assumed Liabilities applicable to any period ending on or before the Closing;
          (i) Tax Records. All Tax returns and financial statements of Seller and the Subsidiaries and the AVL Business and all records (including working papers) related thereto;
          (j) Claims Related to Excluded Assets. All of Seller’s causes of action, claims, counterclaims, credits, demands or rights of set-off against third parties to the extent related to any Excluded Asset;
          (k) Seller’s Rights Under This Agreement. All rights that accrue to Seller and the Subsidiaries under this Agreement and the Seller Documents;
          (l) Third Party Insurance Proceeds. Seller hereby represents and warrants there are no third party property and casualty insurance proceeds;
          (m) Employee Benefit Plans. All Employee Benefit Plans and any assets relating to such plans; and

          (n) Other Assets. Such other assets as are set forth on Schedule 2.2(n), including, without limitation, all inventory, customer agreements, Intellectual Property, designs, systems, rights, licenses and other assets related to Seller’s SkyTel Business.
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, all of the Liabilities of Seller set forth below in this Section 2.3 only as set forth on Schedule 2.3 hereto, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):
          (a) Liabilities of Seller under the Purchased Contracts;
          (b) Subject to and based upon Seller’s representations in Article V, Liabilities arising out of, relating to or with respect to any Employee Benefit Plan to the extent provided for in Article VIII;
          (c) Liabilities constituting or relating to accrued payroll for the Transferred Employees only to the extent set forth on Schedule 2.1(a) hereto;
          (d) Liabilities constituting, or arising in connection with, accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable and (iii) other amounts that become payable following the Closing Date for which work has been performed for the AVL Business upon the formalization of the contractual relationship with the party performing the work) related to the AVL Business, including, but not limited to, production, sale, and operation of Seller’s SkyGuard and FleetHawk products;
          (e) all Taxes to be paid by Purchaser, as well as all sale and use taxes payable related to the production, sale and operation of the SkyGuard and FleetHawk products on sales after the Closing Date;
          (f) other Liabilities with respect to the AVL Business, the Purchased Assets or the Transferred Employees arising after the Closing; and
          (g) Liabilities relating to amounts required to be paid by Purchaser hereunder.
     2.4 Excluded Liabilities. Purchaser will not assume, or be liable for, any liabilities which are not Assumed Liabilities. All such liabilities which are not Assumed Liabilities shall be referred to as “Excluded Liabilities,” all of which Seller shall retain and remain liable for (whether such Excluded Liabilities are known or unknown, absolute, contingent, liquidated or unliquidated, due or to become due, and whether claims with respect thereto are asserted before or after the Closing). Notwithstanding any provisions in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or its Subsidiaries or Affiliates (or any predecessor owner of all of the part of the AVL Business) of whatever nature. All such other Liabilities shall be retained by and remain Liabilities and obligations of Seller.
     2.5 Consent of Third Parties.
          (a) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
          (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, Intellectual Property, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained; provided, however, that Seller shall use its best efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; and provided further, that such efforts shall not require Seller or any of its Affiliates to incur any expenses (other than de minimis expense) or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.
     2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities and shall be promptly paid by and be the sole obligation and responsibility of Seller.

     2.7 Purchase Price Allocation.
          (a) For all Tax purposes, the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Purchased Assets) shall be allocated in the manner set forth in this Section 2.7 (the “Price Allocation”). Purchaser shall prepare a proposed allocation in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder and shall deliver such proposal to Seller for its review and approval not later than forty five (45) Business Days after the Closing Date. Seller shall notify Purchaser of its agreement to such proposal or of any modifications it wishes to make to such proposed allocation. If Seller proposes any modifications, then Seller and Purchaser will attempt to reach agreement on the Price Allocation prior to the due date for the filing of IRS Form 8594. In the event that Purchaser and Seller are unable to agree on the Price Allocation prior to such due date, then each party will separately file an IRS Form 8594. In the event that Purchaser and Seller agree on the Price Allocation (i) each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local Law, (ii) such Price Allocation shall be binding on Purchaser and Seller for all Tax reporting purposes, (iii) none of Purchaser or Seller or any of their respective Affiliates shall take any position inconsistent with such Price Allocation in connection with any Tax proceeding, except to the extent required by applicable Law, and (iv) if any Taxing Authority disputes such Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such Price Allocation.
          (b) Any indemnification payment treated as an adjustment to the Total Consideration paid for the Purchased Assets under Article III hereof shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets in accordance with the Price Allocation method provided in this Section 2.7.
     2.8 Allocation of Taxes and Expenses.
          (a) All state, county and local ad valorem Taxes on Purchased Assets (“Property Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date as set forth in Schedule 2.8 hereto, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available.
          (b) All prorations and applicable payments to either party in connection with this Section 2.8 shall be made, insofar as feasible, on the Closing Date,

and the Purchase Price shall be adjusted accordingly. During the three-month period subsequent to the Closing Date, Seller shall advise Purchaser, and Purchaser shall advise Seller, of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period. In the event Purchaser or Seller shall receive bills after the Closing Date for expenses incurred before the Closing Date that were not prorated in accordance with this Section 2.8 or that were re-prorated in accordance with this Section 2.8, then Purchaser or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).
     2.9 Power of Attorney; Right of Endorsement. Effective as of the Closing, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller solely with respect to the AVL Business with full power of substitution, in the name and on behalf of Seller solely with respect to the AVL Business, but for the benefit of and at the sole cost and expense of Purchaser, to do all such reasonable acts and things with respect to the Purchased Assets as Purchaser may deem advisable, subject to the consent of the Seller, which consent shall not be unreasonably withheld; provided that the foregoing shall not apply with respect to any Excluded Assets or Excluded Liabilities or to any Legal Proceedings in respect thereof. Seller agrees that the foregoing powers are coupled with an interest and shall not be revocable by Seller directly or indirectly in any manner. Except as otherwise provided herein, Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers.
ARTICLE III
CONSIDERATION
     3.1 Consideration. The aggregate consideration for the Purchased Assets shall be an amount in cash equal to $7,000,000 (the “Purchase Price”).
     3.2 Payment of Purchase Price. On the date of the funding as indicated in the Financing Letters (as defined in Article 9 below), Purchaser shall pay the Purchase Price to Seller and by wire transfer of immediately available United States funds into an account or accounts designated by Seller.
ARTICLE IV
CLOSING
     4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Manatt, Phelps & Phillips, LLP located at 7 Times Square, New York, New York 10036 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York time) on or before February

14, 2008 (the “Closing Date”), unless another time, date or place is agreed to in writing by the parties hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that:
     5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect . Schedule 5.1 sets forth a list of the states in which Seller is qualified to do business regarding the AVL Business as of the date hereof.
     5.2 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such other agreements and documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties; Subsidiaries.
          (a) None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not (A) materially impair the ability of Seller to enter into this Agreement and to consummate the transactions contemplated hereby, (B) materially adversely affect the business, operations, or condition (financial or otherwise) of the AVL Business, or (C) subject any material portion of the Purchased Assets to any Lien except as subject to Permitted Exceptions.
          (b) No material consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.
          (c) All of Seller’s Subsidiaries are listed on Schedule 5.3(c). No such Subsidiary owns, uses, has a right to use, leases, licenses, or otherwise has any interest of any type whatsoever in any of the Property used in the AVL Business.
     5.4 Schedule of Assets and Liabilities. Attached hereto as Schedule 2.1(a) is a Schedule of Assets and Liabilities of Seller relating to the AVL Business which presents fairly in all material respects the assets and liabilities of Seller relating to the AVL Business as of the date thereof.
     5.5 Title to Purchased Assets.
          (a) Except as set forth on Schedule 5.5 hereto, Seller owns and has good title to each of the Purchased Assets and AVL Intellectual Property, free and clear of all Liens other than Permitted Exceptions.
          (b) The Purchased Assets and AVL Intellectual Property constitute all of the assets necessary together with Seller’s agreements hereunder and under the Seller Documents for Purchaser to conduct the AVL Business as of the Closing Date without interruption and in the Ordinary Course of Business.
          (c) Upon the consummation of the transactions contemplated hereby, Purchaser will have acquired, on and as of the Closing Date, good and valid title in and to the Purchased Assets and AVL Intellectual Property, free and clear of all Liens other than Permitted Exceptions.
     5.6 Compliance with Laws; Permits.
          (a) Seller is in compliance with all Laws applicable to its operations and assets and to the AVL Business, except where the failure to be in compliance would not have a Material Adverse Effect. Seller has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.
          (b) Seller currently has all Permits which are required for the operation of the AVL Business as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect. Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.
     5.7 Purchased Contracts. Except in each case as would not have a Material Adverse Effect:
          (a) All Purchased Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) Neither Seller nor, to the Knowledge of Seller, any other party to any of the Purchased Contracts is in breach or default thereunder in all material respects.
          (c) To the Knowledge of Seller, no condition exists or event has occurred which with or without the lapse of time or the giving of notice, or both, would constitute a default by Seller in all material respects.
     5.8 Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending, nor, to the Knowledge of Seller, threatened against Seller, or to which Seller is otherwise a party, before any Governmental Body and relating to the AVL Business or AVL Intellectual Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement. As of the date of this Agreement, Seller is not subject to any Order relating to the AVL Business.
     5.9 Intellectual Property.
          (a) Schedule 2.1(e) identifies (i) all AVL Intellectual Property and software used in connection with the AVL Business; (ii) each item of AVL Intellectual Property and software that any third party owns and that the Seller uses in connection with the AVL Business pursuant to license, sublicense, agreement or permission (clause (ii) is referred to as “Licensed Intellectual Property”); and (iii) as set forth in Schedule 7.10(a)(i), all rights which Purchaser will have to the use of the Subject Marks, as hereinafter defined, software, patents, and other tangible and intangible property in the SkyTel Business.

          (b) To the Knowledge of Seller, the AVL Business has not infringed upon or misappropriated in any material respect any Intellectual Property rights of third parties, and Seller has not received any notice alleging any such infringement or misappropriation nor any claim of infringement or misappropriation of any Intellectual Property right of any third party due to Seller’s conduct of the AVL Business.
          (c) Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for all material AVL Intellectual Property rights (other than with respect to the Licensed Intellectual Property) necessary or required for the conduct of the AVL Business as currently conducted.
     5.10 Labor. Solely with respect to the AVL Business:
          (a) Seller is not a party to any labor or collective bargaining agreements or any Contract for the employment of any individual on a full-time, part-time or other basis.
          (b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller.
          (c) Seller has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the AVL Business, and to the Knowledge of Seller no such investigation is in progress.
          (d) With respect to or relating to the AVL Business, there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of Seller, any applicant for employment or the termination thereof alleging breach of any express or implied contract of employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
          (e) The WARN Act is inapplicable to the AVL Business.
          (f) Schedule 5.10(f) hereto sets forth (i) with respect to all present employees of the AVL Business, their dates of hire, positions and total annual compensation (split between base and incentive compensation), (ii) the wage rates for non-salaried and non-executive salaried employees of the AVL Business by classification, and (iii) all group insurance programs in effect for employees in the AVL Business.

     5.11 Environmental Matters.
          (a) The operations of Seller are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate the AVL Business.
          (b) Seller is not subject to any pending, or to the Knowledge of Seller, threatened claim alleging that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law.
          (c) to the Knowledge of Seller, there are no pending or threatened investigations of the AVL Business which would reasonably be expected to result in Seller incurring any material liability pursuant to any Environmental Law.
          (d) Seller has not handled, used, discharged, released, disposed of, transported or arranged for the transportation or disposal of, any hazardous materials (as defined or referred to in any Environmental Laws as corrosive, ignitable, explosive, infectious, radioactive, carcinogenic, petroleum-derived or toxic), as it relates to the AVL Business.
     5.12 Actions. Since January 31, 2007, Seller has conducted the FleetHawk Business in the ordinary course of business, and there has not been, in each case as it relates to the FleetHawk Business:
          (a) any Material Adverse Effect, any material damage, destruction or loss (whether or not covered by insurance) with respect to any material asset of the FleetHawk Business;
          (b) any termination or failure to renew, or any threat made in writing (that was not subsequently withdrawn) to terminate or fail to renew, any Purchased Contract; and
          (c) except as may have occurred in the Ordinary Course of Business, any sale, abandonment, transfer, lease, license or any other disposition of any material properties or assets of Seller or acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same).
     5.13 Customers and Suppliers. In each case with respect to the AVL Business:
          (a) Schedule 5.13(a) sets forth each of Seller’s customers as of December 31, 2007 (“Customers”). None of the Customers have informed Seller in writing that such Customer intends to reduce its purchases from Seller during the six-month period after the Closing Date; and
          (b) Schedule 5.13(b) sets forth each of Seller’s suppliers as of December 31, 2007 (“Suppliers”). None of the Suppliers have informed Seller in writing that such Supplier intends to no longer supply the AVL Business after the Closing Date.

     5.14 Foreign Corrupt Practices Act and Export Restrictions. Seller is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, in respect of its operation of the AVL Business. Seller does not provide any of its services in Cuba, Iran, Iraq, Libya, North Korea, Rwanda, Sudan, Syria or any other country subject to U.S. trade restrictions, embargo or executive order.
     5.15 Taxes.
          (a) Except for matters that would not have a Material Adverse Effect, Seller has filed, or there have been timely filed on Seller’s behalf, all Tax Returns in respect of the Purchased Assets that are required to be filed by it and has paid all Taxes shown thereon.
          (b) There are no Liens for Taxes (other than Permitted Exceptions) upon the Purchased Assets.
          (c) The Purchased Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes.
          (d) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened with respect to the AVL Business in respect of any Tax.
     5.16 Personal Property. Schedule 2.1(g) accurately sets forth the PP&E as of the date hereof.
     5.17 Product Warranty; Product Liability.
          (a) (i) Seller has no liability for replacement or repair of any such Products or other damages in connection therewith or any other product obligations outside of the Ordinary Course of Business, and (ii) Seller has not sold any Products or delivered any services that included a warranty for a period of longer than one (1) year. Schedule 5.17 hereto sets forth all warranties of Seller relating to the AVL Business.
          (b) To the Knowledge of Seller, (i) Seller has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product designed, manufactured, assembled, repaired, sold or installed by or on behalf of Seller and (ii) Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to Products designed, manufactured, assembled, repaired, sold or installed by or on behalf of Seller.
     5.18 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.

     5.19 Material Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any certificate, list, Disclosure Schedule, Exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereafter furnished to Purchaser pursuant to this Agreement, taken together under the circumstances pertaining thereto, contains or will contain any untrue statement of a material fact necessary to make the statements contained therein not misleading or omits any material fact required to be stated or necessary to make the statements therein not misleading. All information required to be disclosed by this Agreement concerning the AVL Business has been disclosed.
     5.20 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V or elsewhere in this Agreement or in the Transfer Documents (as modified by the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, the SkyGuard Business, the Purchased Assets (in each instance except for the FleetHawk Business portion thereof), the Assumed Liabilities (except for the FleetHawk Business portion thereof) or the transactions contemplated by this Agreement (except for the FleetHawk Business portion thereof), and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof or elsewhere in this Agreement or the Transfer Documents (as modified by the Schedules hereto as supplemented or amended), Seller (i) expressly disclaims any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates). Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the AVL Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
     5.21 Certain Payments; Certain Interests. Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of Seller, has directly or indirectly, with respect to the AVL Business (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to wrongfully obtain favorable treatment in securing business for Seller, (ii) to wrongfully pay for favorable treatment for business secured by Seller, (iii) to wrongfully obtain special concessions or for special concessions already obtained, for or in respect of Seller, (iv) that would be reasonably likely to subject Seller to any material damage or penalty in any Legal Proceeding, (v) in violation of any Law, or (vi)to Knowledge of Seller if not continued in the future, would be reasonably likely to have a

Material Adverse Effect on the Seller, or (b) established or maintained any fund or asset with respect to Seller that has not been recorded in the books and records of Seller.
     5.22 Employee Benefits.
          (a) With respect to the AVL Business, Schedule 5.22(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended(“ERISA”) and any other material stock award, stock option, stock purchase, bonus or other incentive compensation, vacation, change of control, educational assistance, deferred compensation, salary continuation, disability, retirement, welfare benefit, severance, or life insurance plan or agreement in which current or former Employees participate (each, an “Employee Benefit Plan”). Seller has made available to Purchaser correct and complete copies of (i) each Employee Benefit Plan, (ii) the most recent annual reports on Form 5500 required to be filed with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan.
          (b) Each employee Benefit Plan with respect to which Purchaser will assume assets and/or liabilities pursuant to Article VIII hereof has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not have a Material Adverse Effect.
          (c) To the Knowledge of Seller, each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified except for any noncompliance that would not result in a Material Adverse Effect. Seller has made available to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Qualified Plan.
          (d) Except as set forth on Schedule 5.22(d) with respect to each Employee Benefit Plan, with respect to the AVL Business:
               (i) since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by Seller (other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full;
               (ii) no Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code (each a “Pension Plan”) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived;
               (iii) the PBGC has not instituted proceedings and no filing has been made by Seller or any of its ERISA Affiliates to terminate any Pension Plan; and

               (iv) none of the Pension Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, and neither Seller nor any of its ERISA Affiliates has made or incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Seller or any of its ERSA Affiliates.
          (e) Except as set forth on Schedule 5.22(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former Employee under the Deferred Compensation Plan, (ii) increase any benefits under the Deferred Compensation Plan or any other Employee Benefit Plan with respect to which Purchaser will assume assets and/or liabilities pursuant to Article VIII or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.
     5.23 Miscellaneous. Seller further represents and warrants that there are none of the following relating to the operation of the AVL Business, the Purchased Assets or the Assumed Liabilities:
          (a) Tax refunds;
          (b) Third party property and casualty insurance proceeds; and
          (c) Causes of action, claims, credits, demands or rights of setoff against third parties.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that:
     6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business.
     6.2 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3(a), none of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the AVL Business, other than such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.
     6.4 Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in .
     6.6 Condition of the SkyGuard Business. Solely as it relates to the SkyGuard Business, notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the SkyGuard Business is being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty (except as to any breaches by Seller of any provisions of Section 7.8 hereof) shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented and amended). Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the SkyGuard Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation. As of the date hereof, Purchaser is not aware of any facts, events or circumstances that would cause any of the representations or warranties of Seller set forth in Article V hereof to be untrue or incorrect in any respect.
     6.7 Condition of the FleetHawk Business. Solely as it relates to the FleetHawk Business prior to January 31, 2007, notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the AVL Business, solely as they relate to the FleetHawk Business prior to January 31, 2007, are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty (except as to any breaches by Seller of any provisions of Section 7.8 hereof) shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented and amended). Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the FleetHawk Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation. As of the date hereof, Purchaser is not aware of any facts, events or circumstances that would cause any of the representations or warranties of Seller set forth in Article V hereof to be untrue or incorrect in any respect.
     6.8 Capitalization. By the date of the funding as indicated in the Financing Letters (as defined in Article 9 below), Purchaser shall have a capitalization of at least $8,000,000.
ARTICLE VII
COVENANTS
     7.1 Agreements. At the Closing, Seller and Purchaser shall enter into the following Agreements:
          (a) the Sublease;
          (b) the Transition Services Agreement; and
          (c) the Wholesale Agreement.

     7.2 Consents. Each of Seller and Purchaser shall (and shall cause its Affiliates to) use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(b) and 6.3(b) hereof; provided however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
     7.3 Further Assurances. Subject to, and not in limitation of, Section 7.2 hereof, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     7.4 Raj Cherukuri and Ratan Guduru. Purchaser shall make available Raj Cherukuri and Ratan Guduru to Seller or its assigns on a consulting basis to assist in Seller’s ongoing operations as set forth in Exhibit F (“Cherukuri Consulting Agreement”) and Exhibit G (“Guduru Consulting Agreement”).
     7.5 Confidentiality.
          (a) Purchaser and Seller acknowledge that the information provided to each in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller, dated February 14, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser and Seller acknowledge that any and all other Confidential Information provided to the other shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
          (b) From and after the Closing Date for six (6) years, Seller shall not and shall cause its officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchasers or use or otherwise exploit for its own benefit of anyone other than Purchaser, any Confidential Information (as defined below). Seller and its officers and directors shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by Law or other regulatory process, including preparation of financial statements, tax audits and Legal Proceedings by or against Seller or its Affiliates. For purposes of this Section 7.6(b), “Confidential Information” shall mean any confidential information with respect to the AVL Business, including methods of operation, customers, customer lists, Products, prices, fees, costs, inventions, know-how, marketing methods, plans, suppliers, competitors, markets or other specialized information, or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
     7.6 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the AVL Business for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90 day period, to take possession of the records within 180 days after the date of such notice.
     7.7 Publicity.
          (a) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller or any of their respective Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
          (b) Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. Notwithstanding the foregoing, Seller may disclose the terms of this Agreement if it determines that such disclosure is required under the Securities Act of 1934, as amended, and the rules and regulations promulgated hereunder.
     7.8 Non-Competition; Non-Solicitation.
          (a) Seller agrees that for a period of seventy-two- (72) months following the Closing, neither it, nor any of its Affiliates, its successors, transferees or assigns shall compete with Purchaser, directly or indirectly in the continental United States, with the AVL Business.

          (b) Purchaser agrees that, from and after the Closing Date and continuing through the date that is (12) months following the Closing Date, except with respect to the Transferred Employees, without the prior written consent of Seller, it shall not and shall cause its or its Affiliates not to, directly or indirectly: (i) engage, hire, lease or utilize any Employee of Seller or any person who has been an Employee of Seller for the twelve month period prior to the Closing, or (ii) recruit, Solicit, attempt to Solicit, or assist anyone else to Solicit any Employee of Seller, or any person who has been an Employee of Seller during the twelve month period prior to the Closing Date, to terminate, restrict or hinder his, her or its association with Seller, or (iii) interfere in any way with the relationship between Seller and any such Employee. For the purposes of this Agreement, “Solicit” shall mean to encourage or induce, or to take any action that is intended or calculated to encourage or induce, or which has the effect of encouraging or inducing or which is reasonably likely to result in encouragement or inducement; provided, however, that the provisions of this Section 7.9(b) shall not apply to those Employees listed on Schedule 7.9(b) hereto.
          (c) Seller agrees that for a period of sixty (60)months following the Closing, it shall not utilize for itself or disseminate to any of its affiliates, and shall cause its Affiliates not to utilize, any customer lists of Seller of the AVL Business or any other proprietary information of Seller of the AVL Business concerning the identity of customers of Seller, in each case, as of the Closing Date, for the purpose of providing such customers with any products or services or interfering with or damaging any relationship and/or agreement between Purchaser or any of Purchaser’s Affiliates and any such customer.
          (d) Seller agrees that for a period of eighteen (18) months following the Closing, Seller shall not and shall cause its Affiliates not to cause, solicit, induce or encourage any Transferred Employee if such Transferred Employee is then employed by Purchaser or its Affiliates, or has been employed by Purchaser or its Affiliates during the preceding three (3) month period, to leave such employment or hire, employ or otherwise engage any such individual; provided that neither generalized searches through media advertisement, employment firms or otherwise that are not directed to such personnel nor any employment or hiring pursuant to or as a result thereof shall constitute a violation of the foregoing.
          (e) Neither Seller nor its Affiliates shall employ any Transferred Employee for a period of one year after the date that such Transferred Employee ceases to be an employee of Purchaser or its Affiliates.
          (f) Seller hereby agrees that a violation or attempted or threatened violation of this Section 7.9 will cause irreparable injury to Purchaser for which money damages would be inadequate, and that Purchaser shall be entitled, in addition to any other rights or remedies it may have, whether in law or in equity, to obtain an injunction enjoining and restraining Seller from a violation of the covenants contained herein. If, at the time of enforcement of this Section 7.9 a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.
     7.9 Use of Trademarks.
          (a) Purchaser shall have the right to use the trademarks set forth on Schedule 7.9(a), and shall have no right to use any other Seller marks, including without limitation, the name “SkyTel” or any trademarks related thereto or containing or comprising the foregoing, including any name or trademark confusingly similar thereto (the “Subject Marks”), and Purchaser will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than 180 days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
          (b) Purchaser (i) acknowledges that Seller (or its Affiliates, as applicable) has the sole and exclusive ownership rights in the Subject Marks, (ii) undertakes not to challenge the validity of the Subject Marks or Seller’s (or its Affiliate’s, as applicable) registration or application for registration or ownership of the Subject Marks, and (iii) agrees not to do anything inconsistent with the provisions of clauses (i) and (ii) of this Section 7.9(b).
          (c) Purchaser further acknowledges and agrees that all use of the Subject Marks and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Seller. Except as set forth on Schedule 7.9(a)(i) hereto, Purchaser agrees that nothing in this Agreement shall give Purchaser any right, title or interest in or to the Subject Marks.
          (d) Purchaser agrees that it will not hereafter seek registration of the Subject Marks or any confusingly similar trademarks in its own name or in the name of any of its Affiliates.
     7.10 Tax Matters. Purchaser and Seller shall cooperate in preparing, executing and filing use, sales, transfer and similar Tax Returns relating to the purchase and sale of the Purchased Assets. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Purchased Assets as contemplated by Section 2.7(a) hereof. All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Purchased Assets (“Transfer Taxes”) shall be borne equally Purchaser and Seller.
     7.11 Disclosure Schedules; Supplementation and Amendment of Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.
     7.12 Access to Information. For a period of five years after the Closing, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 7.12.
     7.13 GSA Contract.
          (a) Seller shall provide Purchaser with prompt payment of all “net revenue” accrued and received by Seller after the Closing Date relating to or otherwise associated with the existing “FleetHawk” units under any “GSA Contract” in place as of the date hereof until Purchaser has received the GSA Subcontract (as defined below); provided, however, that such revenues shall not include credits and write-offs in the ordinary course of business. For the purpose of this Agreement, “net revenue” as used in this Section 7.13(a) shall mean collections of billings related to FleetHawk units under the GSA Contract, net of any credits issued related to such units. Seller represents to Purchaser that the GSA Contract is in full force and effect and Seller is not in default thereunder.
          (b) Seller and Purchaser shall, promptly following the Closing Date, use their respective best efforts to work with the GSA to subcontract the GSA Contract to Purchaser (the “GSA Subcontract”).
     7.14 Financing Letters. Purchaser agrees to obtain a capitalization of at least $8,000,000 by the date set forth in the Financing Letters (as defined in Article 9 below).
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Employment.
          (a) Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to the Employees listed in Schedule 8.1(a) to commence immediately following the Closing. Each such offer of employment shall be for at least the same total compensation (including salary and bonus) and position in effect immediately prior to the Closing. Such individuals who accept such offers prior to the Closing are hereinafter referred to as the “Transferred Employees.”
          (b) Purchaser shall provide each Transferred Employee whose employment is involuntarily terminated (other than for cause) by Purchaser or its

Affiliates prior to the three (3) months anniversary of the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled as in effect as of the Closing Date as set forth on Schedule 8.1(b) hereto. Such severance payments and benefits may be provided in the manner and under the plan or policy designated by Purchaser in its discretion.
          (c) Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.
     8.2 Employee Benefits.
          (a) Purchaser shall provide, or cause to be provided, for a period of one year following the Closing or such longer period of time required by applicable Law (the “Benefit Maintenance Period”), to each of the Transferred Employees, compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in each case, substantially equivalent to those provided to such Transferred Employee immediately prior to the Closing. After the Closing, Purchaser shall not discriminate against Transferred Employees in relation to similarly situated employees of Purchaser by reason of their status as Transferred Employees.
          (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser and its Affiliates providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions or evidence of insurability and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid under the comparable Employee Benefit Plans in the year of initial participation in the Purchaser Plans.
          (c) Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller or any of its Affiliates after the Closing Date. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.
          (d) Purchaser shall take all action necessary and appropriate to ensure that, as of the Closing Date, Purchaser maintains a qualified retirement plan under Code section 401(k) (hereinafter referred to as the “Purchaser Savings Plan”) that will accept rollover contributions, including any notes representing plan loans to participants, from each Transferred Employee who receives a distribution from a Qualified Plan, who elects such a rollover form of distribution, and who is employed by Purchaser (or any of its Affiliates) at the time of such distribution.
          (e) Nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to any Employee Benefit Plan to Purchaser or its Affiliates or the Purchaser Plans.
          (f) Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days through the date hereof as set forth on Schedules 2.1(a) and 5.10(f) hereto.
     8.3 Employee Rights. Nothing herein express or implied shall confer upon any employee of Seller or its Affiliates, or Purchaser or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Nothing in this Agreement shall cause Purchaser or its Affiliates, or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing subject to limitations contained in any union contract or collective bargaining agreement. This Agreement does not create any right of an employee or union to object or to refuse to assent to Seller’s assignment of or Purchaser’s assumption of or succession to any employment agreement, union contract, collective bargaining agreement, or other agreement relating to conditions of employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.
     8.4 Successors and Assigns. In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Purchaser honor the obligations of Purchaser and its Affiliates set forth in this Article

VIII. In the event Purchaser or any of its Affiliates outsources any of the Transferred Employees during the Benefit Maintenance Period and such employees are not paid a severance benefit in accordance with Section 8.2(a), then, and in each case, proper provision shall be made so that the outsourcing vendor maintains a severance pay plan or policy that provides a severance benefit for each Transferred Employee who is involuntarily terminated by the outsourcing vendor during such period, which benefit is the same as the severance benefits that would otherwise have been provided to such employees in accordance with Section 8.2(a). For purposes of this Section 8.4, a Transferred Employee shall be considered to have been outsourced if the employee is hired by the outsourcing vendor pursuant to or in connection with an agreement entered into between Purchaser or any of its Affiliates and the outsourcing vendor whereby the outsourcing vendor will provide services to or for Purchaser or any of its Affiliates.
     8.5 Cooperation. Seller and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VIII, including the provision of records (including payroll records) and information as each may reasonably request from the other.
     8.6 Employee Obligations of Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain the right, after the Closing Date, to enforce agreements with its current or former Employees, consultants, and contractors related to Intellectual Property owned by Seller or any of its Affiliates.
ARTICLE IX
CONDITIONS TO SIGNING AND CLOSING
     9.1 Fulfillment of Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date of each of the following conditions (with the understanding that the signing and closing will occur concurrently):
          (a) the representations and warranties of Seller set forth in this Agreement are true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);
          (b) Seller has performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;
          (c) there is not in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) all of the consents of third parties set forth on Schedule 9.1(d) have been obtained;

          (e) Seller shall have delivered to Purchaser a duly executed bill of sale in the form of Exhibit A hereto (the “Bill of Sale”);
          (f) Seller has delivered to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”);
          (g) Seller has delivered to Purchaser the Sublease, duly executed by Seller;
          (h) Seller has delivered to Purchaser the Transition Services Agreement, duly executed by Seller;
          (i) Seller has delivered to Purchaser the Wholesale Agreement, duly executed by Seller;
          (j) Purchaser shall have received from counsel to Seller an opinion with respect to the matters set forth in Sections 5.1 and 5.2 of this Agreement addressed to Purchaser and dated as of the Closing Date;
          (k) [Purposely Omitted]
          (l) Seller has delivered to Purchaser the Agreement between Seller and PC Management, Inc. duly executed by both parties in form and substance satisfactory to Purchaser and its counsel and duly assigned by Seller to Purchaser.
          (m) Seller has delivered to Purchaser the Agreements between Seller and MapInfo Corporation dated December 28, 2007;
          (n) All issues relating to the dispute with Golf Car Systems, Inc. and Seller have been resolved to the sole satisfaction of Purchaser and its counsel;
          (o) Seller has delivered to Purchaser (i) a Certificate of Seller certifying that no Liens have been filed or recorded with respect to the Purchased Assets and AVL Intellectual Property and (ii) a search of public records which evidences all UCC interests attached to the Purchased Assets and AVL Intellectual Property, if any, have been terminated;
          (p) Seller has delivered, or caused to be delivered such other documents as are reasonably necessary or requested by Purchaser to evidence the assignment hereunder of the AVL Intellectual Property.
     9.2 Fulfillment of Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (with the understanding that the signing and closing will occur concurrently):

          (a) the representations and warranties of Purchaser set forth in this Agreement are true and correct at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such date);
          (b) Purchaser has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
          (c) there is not in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) Purchaser has delivered to Seller either (a) the financing letter by George Wafer dated as of the date hereof, the form of which is attached hereto as Exhibit H (the “Wafer Financing Letter”) and the financing letter by Survivor’s Trust under The Power Family Trust and George Wafer dated as of the date hereof, the form of which is attached hereto as Exhibit I (the “Power Financing Letter”; the Wafer Financing Letter and Power Financing Letter, collectively, the “Financing Letters”), duly executed by Purchaser or (b) cash in the amount of the Purchaser Price pursuant to the wire transfer referred to in Section 3.2;
          (e) Purchaser has delivered to Seller the Assignment and Assumption Agreement, duly executed by Purchaser;
          (f) Purchaser has delivered to Seller the Sublease, duly executed by Purchaser;
          (g) Purchaser has delivered to Seller the Transition Services Agreement, duly executed by Purchaser;
          (h) Purchaser has delivered to Seller the Wholesale Agreement, duly executed by Purchaser; and
          (i) Purchaser has delivered to Seller such other documents as are reasonably necessary or requested by Seller to evidence the assignment hereunder of the AVL Intellectual Property, duly executed by Purchaser.
ARTICLE X
INDEMNIFICATION
     10.1 Survival of Representations and Warranties.
          (a) The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article X and such representations and warranties shall terminate at the close of business on the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.16, 6.1, 6.2 and 6.5 shall survive the Closing and remain in effect indefinitely and (ii) the representations and warranties contained in Sections 5.10 and 5.14 shall survive the Closing until 60 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof. Any claim for indemnification with respect to any of such matters which is not asserted by notice containing reasonably sufficient detail as to allow the claim to be evaluated (and including the amount of such claim) given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.
          (b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto more than four (4) months after the Closing Date and (ii) other than with respect to the covenants set forth in Sections 7.9 and 7.10, by their nature are required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto after the one (1) year anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period.
     10.2 Indemnification by Seller.
          (a) Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”) arising out of, based upon, attributable to or resulting from:
               (i) any misrepresentation in, or any failure of, any of the representations or warranties made by Seller in this Agreement to be true and correct in all respects at and as of the Closing Date;
               (ii) based upon or resulting from the breach of any Pre-Closing Covenant on the part of Seller;
               (iii) based upon or resulting from the breach of any Post-Closing Covenant on the part of Seller;

               (iv) based upon or arising directly from any Excluded Asset or any Excluded Liability; and
               (v) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
          (b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date.
     10.3 Indemnification by Purchaser.
          (a) Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses:
               (i) based upon or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at and as of the Closing Date;
               (ii) based upon or resulting from the breach of any Pre-Closing Covenant on the part of Purchaser;
               (iii) based upon or resulting from the breach of any Post-Closing Covenant on the part of Purchaser;
               (iv) based upon or arising directly from any Assumed Liability; and
               (v) based upon or arising directly from any Purchased Asset or Purchaser’s operation of the AVL Business after the Closing Date.
          (b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     10.4 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure and then only to extent of such prejudice. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so; provided that if Seller is the indemnifying party that defends against, negotiates, settles or otherwise deals with such Indemnification Claim, the reasonable attorneys’ fees and other Losses incurred by Seller in connection with such defense, negotiation, settlement or other dealings shall reduce (by the amount thereof) the amount recoverable under the Cap by Purchaser Indemnified Parties from Seller. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party,(which consent shall not be unreasonably withheld) settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
     10.5 Certain Limitations on Indemnification.
          (a) Except as set forth in Section 10.5(b), notwithstanding the provisions of this Article X, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2(a)(i)-(iii) or Sections 10.3(a)(i)-(iii) unless the aggregate amount of all such Losses exceeds $ 50,000 (the “Basket”), and then only to the extent of such excess. Subject to Section 10.5(b), in no event shall the aggregate indemnification to be paid by Seller or Purchaser under this Article X exceed $1,000,000(the “Cap”).
          (b) Notwithstanding anything in this Article X, the limitation requiring notice of any indemnification claim within a specific time period set forth in Section 10.1(a) and the Cap and Basket limitations set forth in Section 10.5(a) shall not apply to claims for indemnification in respect of Losses arising under the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.16, 6.1, 6.2 and 6.5 or related to or arising out of the matters set forth in Sections 7.8,10.2(a)(iv), 10.3(a)(iv) and 10.3(a)(v).
          (c) Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.
     10.6 Calculation of Losses.
          (a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement; provided, that Purchaser shall have no obligation whatsoever to maintain insurance.
          (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
     10.7 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price on their Tax Returns to the extent permitted by applicable Law.
     10.8 Exclusive Remedy. Except with regard to agreements covenants and representations contained in Section 7.8 hereof, from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 10.8 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
ARTICLE XI
MISCELLANEOUS
     11.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     11.2 Submission to Jurisdiction; Consent to Service of Process.
          (a) Except with regard to agreements covenants and representations contained in Section 7.8 hereof, the parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including, without limitation, any dispute regarding the breach, termination, enforceability or validity hereof (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to legal action in accordance with the provisions of Section 11.2(b) hereof. The parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute. Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive of the responding party. If the Dispute has not been resolved by these Persons within thirty (30) days of the date of the Dispute Notice, unless the parties mutually agree in writing to a longer period, the Dispute shall be referred to the chief executive officer of each of Seller and Purchaser, for discussion and negotiation among them. In the event the Dispute has still not been resolved by negotiation within forty-five (45) days of the date of the Dispute Notice, then either party thereto may commence legal action in accordance with Section 11.2(b) hereof. All negotiations pursuant to this Section 11.2(a) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement. Nothing contained in this Section 11.2(a) shall preclude a party from seeking injunctive relief or other provisional remedy if the prerequisites to obtaining injunctive relief or other provisional remedy, including irreparable harm, are otherwise satisfied.
          (b) (i) With respect to any Dispute that has not been resolved pursuant to Section 11.2(a) hereof, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the City of New York and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
               (ii) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5 (except not by facsimile).
               (iii) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.
     11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:
Bell Industries, Inc.
8888 Keystone Crossing, Suite 1700
Indianapolis, IN 46240
Attention: Kevin J. Thimjon
Fax: (317) 715-6816
with a copy to:
Manatt Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA 90064
Attention: Mark J. Kelson, Esq.
Phone: (310) 312-4156
Fax: (310) 312-4224
If to Purchaser or to:
SkyGuard, LLC
c/o Vehicle Manufacturers’ Services Inc.
801 Motor Parkway
Hauppauge, New York 11788
Attention: G. Scott Wafer
Fax: (631) 851-1515
with a copy to:
Zaroff & Zaroff LLP
300 Garden City Plaza
Suite 450
Garden City, New York 11530
Attention: Ira S. Zaroff, Esq.
Fax: (516) 280-5591
     11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights, but not its obligations, to a wholly owned Subsidiary of Purchaser. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
     11.8 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller, Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Seller or Purchaser, as the case may be, under this Agreement or the Seller or Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

BELL INDUSTRIES, INC.
By:
Name:
Title:

SKYGUARD, LLC
By:
Name:
Title: